Exhibit 4.69

THIS LOAN AGREEMENT made this 3rd November, Two Thousand and Fifteen.

BETWEEN :

(I)	CHINA GLORIOUS CITY HOLDINGS LIMITED ( ), a company incorporated in Hong Kong whose registered office is situate at Suite 2204, Sun Life Tower, The Gateway, 15 Canton Road, Tsimshatsui (“the Borrower”), which is an indirect wholly owned subsidiary of CHINA METRO-RURAL HOLDINGS LIMITED ( ), a company incorporated in the British Virgin Islands whose registered office is situate at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, and is listed on the NYSE MKT under the ticker symbol “CNR”;

(II)	MR. CHENG CHUNG HING( ), [ID and address not disclosed] (“the Lender”).

WHEREAS :-

The Borrower is desirous of borrowing an unconditional and unsecured fixed term loan from the Lender for business purpose and the Lender has agreed to advance a loan of Two Hundred Million Hong Kong Dollars only (“the Loan”) to the Borrower effective from November 3rd, 2015 (“the Date of the Advance”) upon both Parties entering into the covenants and obligations hereinafter contained.

NOW IT IS HEREBY AGREED by the parties hereto as follows :-

1.	REPAYMENT

1.1	Subject to and without prejudice to other provisions, terms or conditions herein contained the BORROWER hereby COVENANTS with the Lender that the Borrower shall repay the Lender in full the Loan within Seven calendar days from the Date of Advance (“Maturity Date”) with interest at 6% per annum, with effect from the Date of the Advance until repayment of whole Loan and interest.

1.2	Interest of the Loan is to be compounded on an annual basis, payable at one time on the Maturity Date. All interest calculated shall be computed based on the actual number of days elapsed in a year consisting of 365 days.

1.3	Early repayment of the Loan can be made before the Maturity Date with no additional interest and penalty.

1.4	If the Borrower is late or default in repayment of loan and/or payment of interest, 2% penalty calculated on monthly basis will be applied to the Loan and/or overdue interest until repayment of Loan and/or payment of all outstanding interest from Borrower.

2.	TRANSFER

This Loan may be assigned or transferred in whole only by the Lender in writing and the Borrower shall upon receipt of the notice of such assignment or transfer facilitate any such assignment or transfer of the Loan to the party assigned by the Lender.

3.	GOVERNING LAW AND JURISDICTION

3.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong S.A.R.

3.2	Both Parties agree that any legal action or proceeding arising out of or relating to this Agreement may be brought in the courts of Hong Kong S.A.R. and irrevocably submits to the non-exclusive jurisdiction of such courts.

4.	DECLARATION

The Lender hereby DECLARE that the Lender had sought independent legal advice in respect of this transaction and the contents of this Agreement.

IN WITNESS whereof the parties hereto have duly executed this Agreement the day and year first above written.

SIGNED by Sio Kam Seng	)
For and on behalf of	)
CHINA GLORIOUS CITY	)
HOLDINGS LIMITED	)
( ),
the Borrower in the presence of :-

SIGNED by	)
MR. CHENG CHUNG HING	)
( ),	)
HKID NUMBER: G297436(2))
the Lender in the presence of :-

Dated : 3rd November 2015

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CHINA GLORIOUS CITY HOLDINGS LIMITED

( )

and

CHENG CHUNG HING

( )

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LOAN AGREEMENT

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